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                                                                       EXHIBIT 5

             Letterhead of Arent Fox Kintner Plotkin & Kahn, PLLC

                                 June 16, 1999

The Board of Directors
NCRIC Group, Inc.
1115 30th Street, N.W.
Washington, D.C. 20007

Gentlemen:

     We have acted as counsel to NCRIC Group, Inc. (the "Company") with respect to the Company's Registration Statement on Form S-8, filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 300,000 shares of Common Stock, par value $.01 per share (the "Shares").

     As counsel to the Company, we have examined the Company's Certificate of Incorporation and such records, certificates and other documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that the 300,000 Shares subject to the NCRIC, Inc. 401(k) Plan (the "Plan") when issued or delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations thereunder.

                                   Very truly yours,


                                   Arent Fox Kintner Plotkin & Kahn, PLLC